UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: February 17, 2014

(Date of earliest event reported)

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-124878	59-3796143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina

(Address of principal executive offices)

28078

(Zip Code)

(704) 992-2000

Registrant’s telephone number, including area code:

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 17, 2014, American Tire Distributors, Inc. (“Buyer”), a direct wholly-owned subsidiary of American Tire Distributors Holdings, Inc. (“Holdings”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with TTT Holdings, Inc., a Delaware corporation (“Seller”), pursuant to which Buyer agreed to acquire from Seller (the “Acquisition”) all of the outstanding capital stock of Terry’s Tire Town Holdings, Inc., an Ohio corporation (the “Target”). The Target and its subsidiaries are engaged in the business of purchasing, marketing, distributing and selling tires, wheels and related tire and wheel accessories on a wholesale basis to tire dealers, wholesale distributors, retail chains, automotive dealers and others, retreading tires and selling retread and other commercial tires through commercial outlets to end users and selling tires directly to consumers via the internet.

The consummation of the Acquisition, which is subject to customary closing conditions (including expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), is expected to occur by the end of Holdings’ first quarter or early in the second quarter of 2014. The Stock Purchase Agreement provides for the payment of aggregate cash consideration of $345.0 million, subject to certain customary pre-closing adjustments (the “Closing Purchase Price”), plus up to $20.0 million in additional consideration contingent upon the occurrence of certain post-closing events (to the extent payable, the “Additional Purchase Price” and, collectively with the Closing Purchase Price, the “Purchase Price.”) The Closing Purchase Price is subject to certain post-closing adjustments, including, but not limited to, working capital adjustments. The Purchase Price is expected to be funded by a combination of the issuance of additional debt (as described below) and other resources available to Buyer, including the existing credit agreement. In connection with the entry into the Stock Purchase Agreement, Buyer entered into a debt financing commitment letter (the “Debt Commitment Letter”) with Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together, the “Lenders”) on February 17, 2014, pursuant to which the Lenders have committed to arrange and provide a $300.0 million senior secured term loan facility on the terms and subject to the conditions set forth in the Debt Commitment Letter. The Buyer’s obligations under the Stock Purchase Agreement are not conditioned on receipt of financing.

Under the Stock Purchase Agreement, Buyer and Seller made representations, warranties and covenants customary for a transaction of this nature and the Stock Purchase Agreement also provides for customary termination and indemnification provisions. The representations and warranties contained in the Stock Purchase Agreement were made only for purposes of that agreement and as of the specific dates; were solely for the benefit of the parties to the Stock Purchase Agreement; may be subject to limitations agreed upon by the parties, including being qualified by disclosures made for the purposes of allocating contractual risk between the parties to the Stock Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations and warranties or any description thereof as characterizations of an actual state of facts or condition of any of the parties to the Stock Purchase Agreement or any of their subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Stock Purchase Agreement, which information may or may not be fully reflected in public disclosures.

On February 19, 2014, Holdings issued a press release announcing the Stock Purchase Agreement. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above related to the Debt Commitment Letter is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated February 19, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC. (Registrant)

February 19, 2014	By:	/s/ JASON T. YAUDES
	Name:	Jason T. Yaudes
	Title:	Executive Vice President and Chief Financial Officer